EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 4, 2016 (except the “Fair Value Instruments” and “Goodwill” paragraphs in Note 2, and Notes 3, 6, 7, and 13, which are as of July 14, 2016) with respect to the consolidated financial statements of CXO Acquisition Holdings, LLC included in this Current Report on Form 8-K/A of CEB Inc. We hereby consent to the incorporation by reference of said report in the Registration Statements of CEB Inc. on Forms S-8 (File No. 333-74145, 333-39832, 333-67238, 333-103538, 333-117774, 333-138685, 333-150744, and 333-183156).

/s/ Grant Thornton LLP

Portland, Oregon

July 14, 2016

Grant Thornton LLP

U.S. member firm of Grant Thornton International Ltd